                                                              CONFORMED COPY



================================================================================





                         CONSOLIDATED RAIL CORPORATION

                                      and

                            WILMINGTON TRUST COMPANY
                                   as Trustee



                             Trust Supplement No. 1

                         Dated as of December 22, 1994


                                       to


                         PASS THROUGH TRUST AGREEMENT,

                         Dated as of  December 22, 1994




================================================================================

                  This Trust Supplement No. 1, dated as of December 22, 1994 (the "Trust Supplement"), between Consolidated Rail Corporation, a Pennsylvania corporation (the "Company"), and Wilmington Trust company, a Delaware banking corporation, as Trustee, to the Pass Through Trust Agreement, dated as of December 22, 1994, between the Company and the Trustee (the "Basic Agreement"). Undefined capitalized terms in this Trust Supplement are defined in the Basic Agreement.

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Trustee have entered into the Basic Agreement, which is unlimited as to the aggregate principal amount of Certificates which may be issued thereunder;

                  WHEREAS, the Owner Trustee, acting on behalf of the Owner Participant, will issue, on a nonrecourse basis, Equipment Notes, among other things, to finance not more than 80% of the equipment cost to the Owner Trustee of the rolling rock purchased by the Owner Trustee and leased to the Company pursuant to the Lease;

                  WHEREAS, pursuant to the terms and conditions of the Basic Agreement as supplemented by this Trust Supplement (the "Agreement"), the Trustee shall purchase Equipment Notes issued by the Owner Trustee of the same tenor as the Certificates issued hereunder and shall hold such Equipment Notes in trust for the benefit of the Certificateholders;

                  WHEREAS, this Trust Supplement is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions;

                  NOW THEREFORE, in consideration of the mutual agreements contained in the Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed between the Company and the Trustee as follows:

                                   ARTICLE I

                  Section 1.01. Declaration of Trust. The Trustee hereby declares the creation of this Trust (the "1994-A Trust") for the benefit of the Certificateholders, and the initial Certificateholders as the grantors of the 1994-A Trust, by their respective acceptances of the Certificates, join in the creation of this 1994-A Trust with the Trustee.


                                   ARTICLE II

                                THE CERTIFICATES

                  Section 2.01. The Certificates. There is hereby created a series of Certificates to be issued under the Agreement to be distinguished and known as "Pass Through Certificates Series 1994-A (hereinafter defined as the "Series 1994-A Certificates"). Each Certificate represents a Fractional Undivided Interest in the 1994-A Trust created hereby. The terms and conditions applicable to the Series 1994-A Certificates are as follows:

                  (a) The aggregate principal amount of the Series 1994-A Certificates that shall be authenticated and delivered under the Agreement (except for Series 1994-A Certificates authenticated and delivered pursuant to Section 3.03, 3.04 and 3.05 of the Basic Agreement) upon their initial issuance is $29,738,000.

                  (b) The Regular Distribution Dates with respect to any payment of Scheduled Payments means each January 2 and July 2, commencing July 2, 1995 with respect to the payment of interest, and on each January 2 or July 2, or both, commencing July 2, 1996, with respect to the payment of principal, until payment of all of the Scheduled Payments to be made under the Equipment Notes has been made.

                  (c) The Scheduled Payments of principal shall be as set forth in Exhibit C hereto.

                  (d)   The Special Distribution Dates are as follows:
         (i) when used with respect to the redemption or purchase of any Equipment Notes, the day (which shall be a Business Day) on which such redemption or purchase is scheduled to occur pursuant to the terms of the Indenture and (ii) when used with respect to any Special Payment other than as described in clause (i), 20 days after the last date on which the Trustee must give notice pursuant to Section 4.02(c) of the Basic Agreement (or the next Business Day after such 20th day if such date is not a Business Day).

                  (e) The Series 1994-A Certificates shall be Book-Entry Certificates and shall be in the form attached hereto as Exhibit A. The Series 1994-A Certificates shall be subject to the conditions set forth in the Letter of Representations between the Company, the Trustee and The Depository Trust Company, the initial Clearing Agency, attached hereto as Exhibit B.

               (f) The following amounts of the proceeds of the Series 1994-A Certificates shall be used to purchase the Equipment Notes specified below:

                               Original
                               Principal
       Equipment Note          Amount                   Maturity
       --------------          ------                   --------
       No. 1                   $28,564,000              July 2, 2014
       No. 2                   $ 1,174,000              July 2, 2010

               (g) The Owner Trustee, acting on behalf of the Owner Participant, will issue on a nonrecourse basis the Equipment Notes, the proceeds of which shall be used, among other things, to finance the debt portion of the equipment cost of the following items of rolling stock:


Railcars

795 New Steel Open Top Quad Hoppers
57 Rebuilt 60-foot Equipped Boxcars


               (h) The related Note Documents and related Note Purchase Agreements are as follows:

                     (i) the Indenture, dated as of December 22, 1994, between Meridian Trust Company, as Ownere Trustee (the "Owner Trustee"), and Wilmington Trust Company, as Indenture Trustee (the "Indenture Trustee");

                     (ii) the Lease, dated as of December 22, 1994, between the Owner Trustee and the Company;

                     (iii) the Participation Agreement, dated as of December 22, 1994, among the Owner Trustee, the Company, the Indenture Trustee, the Trustee, and J.P. Morgan Interfunding Corp. (the "Owner Participant"); and

                     (iv) the Trust Agreement, dated as of December 22, 1994, between the Owner Trustee and the Owner Participant.

                                  ARTICLE III

                                  THE TRUSTEE

                  Section 3.01. The Trustee. Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Trust Supplement other than as set forth in the Basic Agreement, and this Trust Supplement is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Basic Agreement, upon the effectiveness thereof, as fully to all intents as if the same were herein set forth at length.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

                  Section 4.01. Final Termination Date. The respective obligations and responsibilities of the Company and the Trustee created hereby and the Trust created hereby shall terminate upon the distribution to all Certificateholders and the Trustee of all amounts required to be distributed to them pursuant to the Basic Agreement and this Trust Supplement and the disposition of all property held as part of the Trust Property; provided, however, that in no event shall the Trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of George Bush, former President of the United States of America, living on the date of this Trust Supplement.

                  Section 4.02. Basic Agreement Ratified. Except and so far as herein expressly provided, all of the provisions, terms and conditions of the Basic Agreement are in all respects ratified and confirmed; and the Basic Agreement and this Trust Supplement shall be taken, read and construed as one and the same instrument.

                  Section 4.03. Governing Law. THIS TRUST SUPPLEMENT AND THE SERIES 1994-A CERTIFICATES HAVE BEEN DELIVERED IN THE STATE OF NEW YORK AND THE CERTIFICATES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                  Section 4.04 Counterparts. For the purpose of facilitating the execution of this Trust Supplement and for other purposes, this Trust Supplement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Supplement to be duly executed by their respective officers thereto duly authorized, as of the day and year first written above.

                                CONSOLIDATED RAIL CORPORATION

                                By: /s/ Thomas J. McGraw
                                    -----------------------------------------
                                    Title:  Vice President

                                WILMINGTON TRUST COMPANY, as trustee

                                By: /s/ Emmett R Harmon
                                    -----------------------------------------
                                    Title:  Vice President

                                   EXHIBIT A

                              FORM OF CERTIFICATE

                 Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


            CONSOLIDATED RAIL CORPORATION 1994-A PASS THROUGH TRUST

                                  Pass Through
                           Certificate, Series 1994-A

                     Final Distribution Date:  July 2, 2014

         evidencing a fractional undivided interest in a trust, the property of which includes certain equipment notes each secured by rolling stock leased to Consolidated Rail Corporation

Certificate
No. ______                $_________ Fractional Undivided Interest representing ______ of the Trust per $1,000 face amount

                 THIS CERTIFIES THAT ______________________, for value received, is the registered owner of a $___________ (___________ dollars) Fractional Undivided Interest in the Consolidated Rail Corporation 1994-A Pass Through Trust (the "Trust") created by Wilmington Trust Company, as trustee (the "Trustee"), pursuant to a Pass Through Trust Agreement dated as of December 22, 1994 (the "Basic Agreement"), as supplemented by Trust Supplement No. 1 thereto, dated as of December 22, 1994 (the "Trust Supplement," and together with the Basic Agreement, the "Agreement"), between the Trustee and Consolidated Rail Corporation, a corporation incorporated under the laws of the Commonwealth of Pennsylvania (the "Company"), a summary of certain of the pertinent provisions of which is set forth below. To the extent not otherwise defined herein, the capitalized terms used herein have the meanings assigned to them in the Agreement. This Certificate is one of the duly authorized Certificates designated as "Pass Through Certificates, Series 1994-A" (herein called the "Certificates"). This Certificate is issued under and is subject to the terms, provisions, and conditions of the Agreement, to which Agreement the Certificateholder of this Certificate by virtue of the acceptance hereof assents and by which such Certificateholder is bound. The property of the Trust (the "Trust Property") includes certain Equipment Notes (the "Equipment Notes"). Each issue of Equipment Notes is secured by a security interest in rolling stock leased to the Company.

                 The Certificates represent Fractional Undivided Interests in the Trust and the Trust Property, and have no rights, benefits or interest in respect of any other separate trust established pursuant to the terms of the Basic Agreement for any other series of certificates issued pursuant thereto.

                 Subject to and in accordance with the terms of the Agreement, from funds then available to the Trustee, there will be distributed on each January 2 and July 2 (a "Regular Distribution Date"), commencing July 2, 1995 with respect to the payment of interest, and on each January 2 or July 2, or both, commencing July 2, 1996, with respect to the payment of principal, to the Person in whose name this Certificate is registered at the close of business on the 15th day preceding the Regular Distribution Date, an amount in respect of the Scheduled Payments on the Equipment Notes due on such Regular Distribution Date, the receipt of which has been confirmed by the Trustee, equal to the product of the percentage interest in the Trust evidenced by this Certificate and an amount equal to the sum of such Scheduled Payments. Subject to and in accordance with the terms of the Agreement, in the event that Special Payments on the Equipment Notes are received by the Trustee, from funds then available to the Trustee, there shall be distributed on the applicable Special Distribution Date, to the Person in whose name this Certificate is registered at the close of business on the 15th day preceding the Special Distribution Date, an amount in respect of such Special Payments on the Equipment Notes, the receipt of which has been confirmed by the Trustee, equal to the product of the percentage interest in the Trust evidenced by this Certificate and an amount equal to the sum of such Special Payments so received. If a Regular Distribution Date is not a Business Day, distribution shall be made on the immediately following Business Day with the same force and effect as if made on such Regular Distribution Date and no interest shall accrue during the intervening period. The Special Distribution Date shall be the Business Day as provided in the Trust Supplement. The Trustee shall mail notice of each Special Payment and the Special Distribution Date therefor to the Certificateholder of this Certificate.

                 Distributions on this Certificate will be made by the Trustee by check mailed to the Person entitled thereto, without the presentation or surrender of this Certificate or the making of any notation hereon. Except as otherwise provided in the Agreement and notwithstanding the above, the final distribution on this Certificate will be made after notice mailed by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency of the Trustee specified in such notice.

                 This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

                 Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                 Unless the certificate of authentication hereon has been executed by the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

                 IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                    CONSOLIDATED RAIL CORPORATION
                                    1994-A PASS THROUGH TRUST

                                    By:  WILMINGTON TRUST COMPANY, as
                                         Trustee


                                    By:
                                        --------------------------------------
                                        Title:

             [FORM OF THE TRUSTEE'S CERTIFICATE OF AUTHENTICATION]


                    This is one of the Certificates referred
                     to in the within-mentioned Agreement.


                                    WILMINGTON TRUST COMPANY, as Trustee


                                    By:
                                        ---------------------------------------
                                        Authorized Officer

                            [Reverse of Certificate]


                 The Certificates do not represent a direct obligation of, or an obligation guaranteed by, or an interest in, the Company or the Trustee or any affiliate thereof. The Certificates are limited in right of payment, all as more specifically set forth on the face hereof and in the Agreement. All payments or distributions made to Certificateholders under the Agreement shall be made only from the Trust Property and only to the extent that the Trustee shall have sufficient income or proceeds from the Trust Property to make such payments in accordance with the terms of the Agreement. Each Certificateholder of this Certificate, by its acceptance hereof, agrees that it will look solely to the income and proceeds from the Trust Property to the extent available for distribution to such Certificateholder as provided in the Agreement. This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby. A copy of the Agreement may be examined during normal business hours at the principal office of the Trustee, and at such other places, if any, designated by the Trustee, by any Certificateholder upon request.

                 The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Certificateholders under the Agreement at any time by the Company and the Trustee with the consent of the Certificateholders holding Certificates evidencing Fractional Undivided Interests aggregating not less than a majority in interest in the Trust. Any such consent by the Certificateholder of this Certificate shall be conclusive and binding on such Certificateholder and upon all future Certificateholders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Certificateholders of any of the Certificates.

                 As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Register upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee in its capacity as Registrar, or by any successor Registrar, in the Borough of Manhattan, the City of New York, duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Registrar duly executed by the Certificateholder hereof or such Certificateholder's attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same aggregate Fractional Undivided Interest in the Trust will be issued to the designated transferee or transferees.

                 The Certificates are issuable only as registered Certificates without coupons in minimum denominations of $1,000 Fractional Undivided Interest and integral multiples thereof. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of authorized denominations evidencing the same aggregate Fractional Undivided Interest in the Trust, as requested by the Certificateholder surrendering the same.

                 No service charge will be made for any such registration of transfer or exchange, but the Trustee shall require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

                 The Trustee, the Registrar, and any agent of the Trustee or the Registrar may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Registrar, nor any such agent shall be affected by any notice to the contrary.

                 The obligations and responsibilities created by the Agreement and the Trust created thereby shall terminate upon the distribution to Certificateholders of all amounts required to be distributed to them pursuant to the Agreement and the disposition of all property held as part of the Trust Property.

                                   EXHIBIT B

                       FORM OF LETTER OF REPRESENTATIONS
                            (Intentionally Omitted)

                                   EXHIBIT C


                          Original                 Final
                          Principal                Distribution
Series                    Amount                   Date                              Interest Rate
- ------                    ------                   -------------                     -------------
1994-A                    $29,738,000              July 2, 2014                      8.45%


                                                            Scheduled
                                                            ---------
                                                           Payments of
                                                           -----------
 Regular Distribution Date                                  Principal             Pool Factor
 -------------------------                                  ---------             -----------
 July 2, 1996                                              $   604,919.00          0.9796584

 July 2, 1997                                                  656,033.00          0.9575980

 July 2, 1998                                                  711,467.00          0.9336734

 July 2, 1999                                                  771,586.00          0.9077273

 July 2, 2000                                                  836,785.00          0.8795887

 July 2, 2001                                                  907,493.00          0.8490725

 July 2, 2002                                                  974,024.00          0.8163190

 July 2, 2003                                                  649,159.00          0.7944897

 July 2, 2004                                                  678,183.00          0.7716844

 January 2, 2005                                             1,235,456.00          0.7301397

 July 2, 2005                                                   67,312.00          0.7278762

 January 2, 2006                                             1,150,463.00          0.6891896

 July 2, 2006                                                   74,926.00          0.6866701

 January 2, 2007                                             1,209,307.00          0.6460047

 July 2, 2007                                                  116,166.00          0.6420984

 January 2, 2008                                             1,883,873.00          0.5787493

 July 2, 2008                                                  144,523.00          0.5738895

 January 2, 2009                                             1,798,861.00          0.5133992

 July 2, 2009                                                  157,273.00          0.5081105

 January 2, 2010                                             2,474,526.00          0.4248996

 July 2, 2010                                                   49,859.00          0.4232230

 January 2, 2011                                             2,692,847.00          0.3326706

 January 2, 2012                                             2,930,431.00          0.2341290

 January 2, 2013                                             3,348,508.00          0.1215287

 January 2, 2014                                             3,337,191.00          0.0093089

 July 2, 2014                                                  276,829.00          0.0000000

                                                                      Appendix A


                         Consolidated Rail Corporation
                       Conrail 1994-A Pass Through Trust


                                 Appendix A to
                   Participation Agreement, Lease Agreement,
                         Indenture and Trust Agreement



         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "After-Tax Basis", when referring to any amount, means an amount which, after deduction of all Federal, state, local and foreign income taxes that are required to be paid by the recipient in respect of the receipt or accrual of such amount, is equal to the payment required to be made under any Operative Document on an After-Tax Basis, calculated using the assumption that the recipient is fully taxable for Federal income tax purposes at the maximum rate of Federal income taxation applicable to corporations at the time such amount is received or properly accrued and, in the case of the Owner Participant, is fully taxable for state and local tax purposes at a rate equal to the maximum marginal effective rate of state and local tax applicable to the Owner Participant's business during the respective year.

         "Agent" means any Paying Agent or Registrar.

         "Applicable Law" means all applicable laws (foreign or domestic), treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, all rules and regulations of the United States Department of Transportation, the ICC, the Federal Railway Administration and the Association of American Railroads and successor entities.

         "Appraisal" means the appraisal set forth in Section 4(a)(ii)(E) of the Participation Agreement.

         "Appraiser" means a Person engaged in the business of making appraisals.

         "Assumption Date" has the meaning set forth in Article X of the Indenture.

         "Average Life Date" means, with respect to the redemption of any Equipment Note, the date that follows the applicable Redemption Date by a period equal to the Remaining Weighted Average Life Date of such Equipment Note.

         "Babcock" means Babcock & Brown, Inc.

         "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended.

         "Basic Lease Commencement Date" means, with respect to any Item of Equipment, July 2, 1995.

         "Basic Lease Term" means the period from the Basic Lease Commencement Date to the Basic Lease Termination Date.

         "Basic Lease Termination Date" means (i) with respect to Category I Equipment, July 2, 2017 and (ii) with respect to Category II Equipment, July 2, 2013.

         "Basic Rent" for any Item of Equipment means the rent payable for such Item of Equipment pursuant to the second sentence of Section 3(b) of the Lease, as the same may be adjusted pursuant to Section 3(e) of the Lease, or, during any Renewal Term, the rent payable for such Item of Equipment pursuant to
Section 19 of the Lease.

         "Bill of Sale" means a warranty bill of sale for any Item of Equipment.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City or Wilmington, Delaware, or Philadelphia or Reading, Pennsylvania, are authorized or required by law, regulation or executive order to be closed.

         "Category of Equipment" means the following: Category I comprises 795 new steel open top quad hopper cars and Category II comprises 57 rebuilt 60-foot equipped boxcars.

         "Certificate of Acceptance" means a Certificate of Acceptance, substantially in the form of Exhibit A to the Lease, to be entered into between Lessor and Lessee for the purpose of evidencing the lease of an Item of Equipment under and pursuant to the terms of the Lease and to be dated the Delivery Date of such Item of Equipment.

         "Certificate Rate" means 8.45%.

         "Certificates" has the meaning set forth in Section 1.01 of the Pass Through Trust Agreement.

         "Claims" means any and all costs, liabilities (including strict or absolute liability without fault in tort, by contract or otherwise), obligations, losses, damages, penalties, actions, suits or claims of any kind or character which may be imposed on, incurred by, suffered by, or asserted against a Person and shall include all reasonable out-of-pocket costs, disbursements and expenses (including reasonable legal fees and expenses) paid or incurred by such Person in connection therewith.

         "Class I Railroad" means a Class I carrier within the meaning of 49 C.F.R. Part 1201 or any successor provision, and which in any case shall be a "railroad" as defined in 11 U.S.C. Section 1101.

         "Closing Date" means the date of the original issuance and sale of the Equipment Notes.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

         "Commitment", with respect to any Item of Equipment, means (a) with respect to Category I, (i) 71.147643% of the Cost of such Item of Equipment, in the case of the Owner Participant, and (ii) 28.852357% of the Cost of such Item of Equipment, in the case of the Indenture Trustee, and (b) with respect to Category II, (i) 71.022384% of the Cost of such Item of Equipment, in the case of the Owner Participant, and (ii) 28.977616% of the Cost of such Item of Equipment, in the case of the Indenture Trustee.

         "Company" means Consolidated Rail Corporation, a Pennsylvania corporation, and its permitted successors and assigns, or any other obligor with respect to the Equipment Notes.

         "Co-Registrar" has the meaning set forth in Section 2.10 of the Indenture.

         "Cost", with respect to any Railcar or Item of Equipment, as the case may be, means the amount hereinafter set forth for the Category in which such Railcar or Item of Equipment is included in Schedule I to Exhibit A to the Lease.

         "Defaulted Interest" has the meaning set forth in Section 2.03(c) of the Indenture.

         "Deficiency Amount" means the aggregate amount of interest due and payable on the Equipment Notes on July 2, 1995 minus the Interim Rent.

         "Delivery Date" for any Item of Equipment means the Business Day on which such Item of Equipment is delivered to Lessor and leased to Lessee under the Lease, all as evidenced by the execution and delivery of a Certificate of Acceptance.

         "Deposited Cash" means the aggregate of (i) cash deposited with the Indenture Trustee as provided by Section 3.01 of the Indenture and (ii) when required or indicated by the context, any Permitted Investment purchased by the use of such cash pursuant to Section 7.04(b) of the Indenture; but solely with respect to the Equipment Notes.

         "EBO Date" means the dates set forth on Exhibit E to the Lease.

         "EBO Option" means Lessee's purchase option set forth in the first sentence of Section 20 of the Lease.

         "EBO Payment Amounts"  means the amounts payable on each EBO Payment
Date.

         "EBO Payment Dates" means the dates set forth on Exhibit E to the Lease on which the Lessee will make installment payments on the EBO Value.

         "EBO Value" means the total amount payable by Lessee in connection with its exercise of the EBO Option specified in Exhibit E of the Lease.

         "Economic Default" means an event which but for the giving of notice or the lapse of time or both would constitute an Economic Event of Default.

         "Economic Event of Default" means an Event of Default pursuant to paragraph (a) of Section 14 of the Lease.

         "Equipment Notes" has the meaning set forth in Section 2.01 of the Indenture.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate" means, with respect to Lessee, the Owner Participant or the Owner Trustee, as the case may be, any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person or (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person.

         "ERISA Plan" means any employee benefit plan (within the meaning of Section 3(3) of ERISA and including any multiemployer plan within the meaning of Section 3(37)(A) of ERISA) which has been established or maintained, or to which contributions are or have been made, by Lessee or an ERISA Affiliate.

         "Event of Acceleration" has the meaning set forth in Section 5.01 of the Indenture.

         "Event of Default" has the meaning set forth in Section 14 of the Lease.

         "Event of Loss", with respect to any Item of Equipment, means any of the following events with respect to such Item of Equipment: (i) such Item of Equipment becomes worn out or is destroyed, irreparably damaged or contaminated, as determined by Lessee, (ii) such Item of Equipment is taken, condemned or requisitioned for title or use by any governmental authority,
(iii) such Item of Equipment is lost, stolen or permanently returned to the builder or (iv) solely with respect to any rebuilt Item of Equipment, such Item of Equipment has not been certified as to rebuilt status prior to the end of the Term with respect to such Item of Equipment or such Item of Equipment is required to be taken out of service as a result of a lack of certification as to rebuilt status. The date of such Event of Loss shall be the date of such wearing out, destruction, damage, taking, condemnation, requisition, loss, theft or return.

         "Excluded Payments" means (i) any right, title or interest of the Owner Trustee in its individual capacity or trust capacity or the Owner Participant and their respective Affiliates, directors, officers, employees, agents, servants, successors and permitted assigns (collectively, the "Related Indemnified Parties") to any payment which by the terms of Section 15 or 16 of the Participation Agreement, Section 5.03 or 7.01 of the Trust Agreement or any section of the Tax Indemnity Agreement or any corresponding payment under
Section 3(c) of the Lease shall be payable to the Owner Trustee in its individual capacity or trust capacity or to the Owner Participant (or to the relevant Related Indemnified Party), as the case may be, (ii) any insurance proceeds payable under insurance maintained by the Owner Trustee in its individual capacity or trust capacity or the Owner Participant pursuant to the penultimate sentence of Section 11 of the Lease, (iii) any insurance proceeds payable to the Owner Trustee in its individual capacity or trust capacity or to the Owner Participant or to any related affiliated additional insureds or loss payees (collectively, the "Related Insured Parties"), under any liability insurance maintained by Lessee pursuant to Section 11 of the Lease or by any other Person, (iv) any rights of the Owner Participant or the Owner Trustee in its individual or trust capacity (or of the Related Indemnified Parties or Related Insured Parties) to demand, collect, sue for, or otherwise receive and enforce payment of the foregoing amounts, (v) fees payable to the Owner Trustee pursuant to Section 13 of the Participation Agreement, (vi) any amounts payable to the Owner Participant upon the transfer of any of its right, title or interest in the Items of Equipment, the Trust Agreement, the Owner Trust Estate or the Tax Indemnity Agreement and (vii) the respective rights of the Owner Trustee in its individual capacity or the Owner Participant (or of the Related Indemnified Parties or Related Insured Parties) to the proceeds of the foregoing.

         The "fair market rental value" of an Item of Equipment means an amount equal to the rental for such Item of Equipment, which would be obtained in an arm's length transaction between an informed and willing lessee and an informed and willing lessor, neither being under any compulsion to lease. Except as otherwise expressly provided in the Lease, the fair market rental value of any Item of Equipment shall be determined on the assumption that such Item is in the condition required by the Lease and Lien free.

         The "fair market sales value" of an Item of Equipment means an amount equal to the value which would be obtained in an arm's length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell such Item of Equipment. Except as otherwise expressly provided in the Lease, the fair market sales value of any Item of Equipment shall be determined on the assumption that such
Item is in the condition required by the Lease and Lien free.

         "Free Storage Period" has the meaning set forth in Section 5(c) of the Lease.

         "Funding Date" for any Item of Equipment means the Business Day which is the Delivery Date for such Item of Equipment.

         "Holder" means a Person in whose name a Equipment Note is registered on the Register including, so long as the Trust holds any Equipment Notes, the Pass Through Trustee.

         "ICC" means the Interstate Commerce Commission and any agency or instrumentality of the United States government succeeding to its functions.

         "Indemnified Person" has the meaning set forth in Section 16(a) of the Participation Agreement.

         "Indemnitee" has the meaning set forth in Section 15(a) of the Participation Agreement.

         "Indenture" means the Indenture dated as of December 22, 1994 between the Indenture Trustee and the Company, as the same may be supplemented, amended or otherwise modified from time to time in accordance with the applicable provisions thereof and of the Participation Agreement.

         "Indenture Default" means any event which is or after notice or passage of time, or both, would be an Event of Acceleration.

         "Indenture Estate" has the meaning set forth in the Granting Clause of the Indenture.

         "Indenture Supplement" shall mean each Trust Indenture Supplement, substantially in the form of Exhibit B to the Indenture, as such Indenture Supplement may be amended or otherwise modified from time to time.

         "Indenture Trustee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee under the Indenture, and each other Person which may from time to time be acting as Indenture Trustee in accordance with the provisions of the Indenture.

         "Independent Appraisal" means an appraisal by a single appraiser mutually agreed to by Lessor and Lessee, or if the Lessor and Lessee cannot agree on such appraisal, an appraisal mutually agreed to by two nationally recognized independent appraisers, one of which appraisers shall be chosen by Lessor and one by Lessee, or, if such two appraisers cannot agree, an appraisal arrived at by a third nationally recognized independent appraiser chosen by the mutual consent of such two appraisers; provided that, if either party shall fail to appoint an appraiser within 15 days after a written request to do so by the other party, or if such two appraisers cannot agree and fail to appoint a third appraiser within 20 days after the date of the appointment of the second of such appraisers, then either party may apply to the American Arbitration Association to make such appointment. In the event such third independent appraiser shall be chosen to provide such appraisal, unless the parties agree otherwise, such appraisal shall be required to be made within 20 days of such appointment. Fees and expenses relating to an Independent Appraisal shall be payable as follows:

                 (i) if the Independent Appraisal is to be used in connection with the exercise of remedies upon the occurrence of an Event of Default under the Lease or in connection with Section 5(f) of the Lease, all such fees and expenses shall be paid by Lessee;

                 (ii) if the Independent Appraisal is to be used in connection with the possible exercise of a renewal option pursuant to
         Section 19 of the Lease or a purchase option pursuant to Section 20 of the Lease, then each party shall bear its respective fees and expenses; provided (A) if an appraisal shall, by agreement of the parties, be conducted by one appraiser only, Lessee shall bear the fees and expenses of such appraiser, or (B) if an appraisal under the Independent Appraisal shall be conducted by more than one appraiser, Lessee shall bear the fees and expenses of the appraiser appointed by Lessee and of the appraiser appointed jointly by the appraiser of Lessee and the appraiser of Lessor; and

                 (iii) in all other instances, each party shall bear (A) its respective expenses with respect to any Independent Appraisal (including the fees and expenses of any appraiser appointed by such party) and (B) one-half of the fees and expenses of the appraisers participating in any Independent Appraisal.

         "Independent Investment Banker" means an independent investment banking institution of national standing appointed by Lessee (who shall be reasonably acceptable to the Owner Participant) on behalf of the Owner Trustee; provided that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the applicable Redemption Date or if an Event of Default shall have occurred and be continuing, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee. The fees and expenses of such Independent Investment Banker shall be paid by Lessee.

         "Interest Payment Date" means each January 2 and July 2, commencing July 2, 1995, so long as any Equipment Note remains Outstanding.

         "Interim Lease Term", with respect to any Item of Equipment, means the period from the Delivery Date of such Item of Equipment to the Basic Lease Commencement Date.

         "Interim Rent" means the amount shown due and payable on July 2, 1995 in Part I of Exhibit C to the Lease.

         "Investment Proceeds" means the net profit, income, interest, dividend or gain actually realized from the making of Permitted Investments of any Deposited Cash.

         "Item of Equipment" means each Railcar, the title to which is transferred to the Indenture Trustee, and which is leased to Lessee under the Lease (as evidenced by a Certificate of Acceptance), in accordance with Section 3 of the Participation Agreement.

         "Lease" means the Lease Agreement, dated as of December 22, 1994, between Lessor and Lessee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the applicable provisions thereof and of the Trust Agreement and the Indenture; and each reference to such Lease Agreement shall, unless the context otherwise requires, include a reference to each Lease Supplement then in effect.

         "Lease Intermediary Firm" means a firm nationally recognized as having expertise in the structuring and analysis of the leveraged lease financing of transportation equipment who shall be mutually acceptable to the Owner Participant and Lessee and who shall have executed a confidentiality agreement in form and substance satisfactory to the Owner Participant and Lessee.

         "Lease Supplement" shall mean each Lease Supplement, substantially in the form of Exhibit B to the Lease, entered into or to be entered into between Lessor and Lessee for the purposes of leasing one or more Items of Equipment, as such Lease Supplement may be amended or otherwise modified from time to time. Each Lease Supplement shall be deemed to incorporate all of the terms and conditions of the Lease.

         "Lessee" means Consolidated Rail Corporation, a Pennsylvania corporation, and its permitted successors and assigns.

         "Lessor" means the Owner Trustee and its permitted successors and assigns.

         "Lessor's Lien" means any Lien arising as a result of (a) claims against or affecting Lessor (in its individual capacity or as Owner Trustee) or the Owner Participant, in either case not related to the transactions contemplated by the Lease or the Participation Agreement, or (b) acts or omissions of Lessor (in its individual capacity or as Owner Trustee) or the Owner Participant, in either case not related to the transactions contemplated by the Lease or the Participation Agreement or not permitted under the Lease or the Participation Agreement.

         "Lien" means any mortgage, pledge, lien, charge, encumbrance, lease, exercise of rights, security interest or claim.

         "Loss Payment Date" has the meaning set forth in Section 10(a) of the Lease.

         "Majority in Interest" as of a particular date of determination shall mean with respect to any action or decision of the holders of the Equipment Notes, the holders of more than 50% in aggregate principal unpaid amount of the Equipment Notes, if any, then outstanding which are affected by such decision or action, excluding any Equipment Notes held by the Owner Participant or an Affiliate of the Owner Participant.

         "Maximum Renewal Period" means the period of not less than one (1) year determined by Independent Appraisal performed not less than 360 days prior to the Basic Lease Termination Date such that (a) the total of the Interim Lease Term, the Basic Lease Term and such period does not exceed eighty percent (80%) of the then re-estimated useful life of the applicable Items of Equipment and (b) the re-estimated value of the applicable Items of Equipment as at the end of such period, determined without regard to inflation or deflation, shall not be less than twenty percent (20%) of the aggregate Cost of such Items of Equipment.

         "Net Economic Return" means in respect of any Item of Equipment the Owner Participant's anticipated nominal after-tax yield utilizing the multiple investment sinking fund method of analysis and aggregate after-tax cash flow, each computed on the basis of the same methodology and assumptions as were utilized by the Owner Participant in determining the amounts payable as Basic Rent, Stipulated Loss Value, EBO Value, Termination Value, leverage and debt amortization schedule pursuant to Schedule I of the Participation Agreement.

         "Notice of Acceleration" means a notice described in Section 5.02 of Indenture.

         "Notice Period" has the meaning set forth in Section 14(a)(iii) of the Participation Agreement.

         "Officer's Certificate", with respect to any company, means a certificate signed by the Chairman, the Vice Chairman, the President, any Vice President, any Assistant Vice President or the Treasurer of such company.

         "Operative Document" means each of the Lease, the Lease Supplement, any Certificate of Acceptance, the Participation Agreement, the Trust Agreement, the Indenture, the Indenture Supplement, the Pass Through Trust Agreement, the Pass Through Trust Supplement, the Railcar Purchase Agreement, the Equipment Notes, the Certificates, the Tax Indemnity Agreement and the Title Documents.

         "Opinion of Counsel" means a written opinion of legal counsel who, in the case of counsel for Lessee, may be the senior attorney employed by Lessee or other in-house or outside legal counsel designated by Lessee and who shall be satisfactory to the Indenture Trustee and the Owner Participant, or, in the case of legal counsel for the Owner Trustee, may be Prokop & Prokop, or other legal counsel designated by the Owner Trustee and satisfactory to the Indenture Trustee and the Owner Participant.

         "Outstanding", when used with respect to Equipment Notes, means, as of the date of determination, all Equipment Notes theretofore authenticated and delivered under the Indenture, other than:

                 (a) Equipment Notes theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation pursuant to Section 2.08 of the Indenture or otherwise;

                 (b) Equipment Notes for the payment or redemption of which money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Equipment Notes; provided that, if such Equipment Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Indenture Trustee has been made; and

                 (c) Equipment Notes in exchange for or in lieu of which other Equipment Notes have been authenticated and delivered pursuant to the Indenture;

provided, however, that in determining whether the Holders of the requisite principal amount of Equipment Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver under any Operative Document, Equipment Notes owned by Lessee or any Affiliate of Lessee shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Equipment Notes which the Indenture Trustee knows to be so owned shall be disregarded. Equipment Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee that the pledgee has the right so to act with respect to such Equipment Notes and that the pledgee is not Lessee or any obligor upon the Equipment Notes or any Affiliate of Lessee or such obligor.

         "Owner Participant" means J.P. Morgan Interfunding Corp., a Delaware corporation, and its permitted successors and assigns.

         "Owner Trust Estate" means all estate, right, title and interest of the Owner Trustee in and to the Items of Equipment, the Lease, including, without limitation, all amounts of Interim Rent, Basic Rent, Supplemental Rent, insurance proceeds (other than any insurance proceeds payable under liability policies to or for the benefit of the Owner Trustee, for its own account or in its individual capacity, the Owner Participant, or the Indenture Trustee) and requisition, condemnation, indemnity or other payments of any kind for or with respect to the Items of Equipment, including, without limitation, any and all payments and proceeds received by the Owner Trustee after the termination of the Lease with respect to any Item of Equipment resulting from the sale, lease or other disposition thereof, subject, however, to the provisions of and the lien created under the Indenture. Notwithstanding the foregoing, "Owner Trust Estate" shall not include any Excluded Payments.

         "Owner Trustee" means Meridian Trust Company, a Pennsylvania trust company, not in its individual capacity, but solely as trustee under the Trust Agreement, and each other Person which may from time to time be acting as Owner Trustee in accordance with the provisions of the Trust Agreement.

         "Owner Trustee Request" means a request by the Owner Trustee setting forth the subject matter of the request.

         "Participation Agreement" means the Participation Agreement, dated as of December 22, 1994, among Lessee, the Indenture Trustee (in its individual capacity as expressly provided therein and as trustee), the Pass Through Trustee (in its individual capacity as expressly provided therein and as trustee), the Owner Participant and the Owner Trustee (in its individual capacity as expressly provided therein and as trustee), as such Participation Agreement may from time to time be supplemented, amended or otherwise modified in accordance with the applicable terms thereof and of the Indenture.

         "Parts" means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature, which may from time to time be incorporated or installed in or attached to an Item of Equipment.

         "Pass Through Trust Agreement" means the Pass Through Trust Agreement, dated as of December 22, 1994, between Lessee and the Pass Through Trustee, as the same may be supplemented, amended or otherwise modified from time to time in accordance with the applicable provisions thereof and of the Participation Agreement.

         "Pass Through Trustee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee under the Pass Through Trust Agreement, and each other Person which may from time to time be acting as Pass Through Trustee in accordance with the provisions of the Indenture.

         "Pass Through Trust Supplement" means Pass Through Trust Agreement Supplement No. 1, dated as of December 22, 1994, between Lessee and the Pass Through Trustee, as the same may be supplemented, amended or otherwise modified from time to time in accordance with the applicable provisions thereof and of the Participation Agreement.

         "Paying Agent" has the meaning set forth in Section 2.11 of the Indenture.

         "Permitted Investment" means (a) direct obligations of the United States of America and agencies thereof for which the full faith and credit of the United States of America is pledged, (b) obligations fully guaranteed by the United States of America, (c) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including Lessor in its individual capacity or the Indenture Trustee in its individual capacity if such conditions are met), (d) commercial paper of companies having a rating assigned to such commercial paper by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's") (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States of America) equal to the highest rating assigned by such organization, and (e) repurchase agreements with any financial institutions having combined capital and surplus and retained earnings of at least $750,000,000 which specify any of the obligations described in clauses (a) through (d) above as collateral acceptable thereunder (including Lessor in its individual capacity and the Indenture Trustee in its individual capacity if such conditions are met); provided that no investment shall be eligible as and included within the definition of the term "Permitted Investment" unless the final maturity or date of return of such investment is equal to or less than one year from the date of purchase thereof.

         "Permitted Liens" means Liens referred to in clauses (i) through (vi) of Section 6 of the Lease.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Plan" means any employee benefit plan (within the meaning of Section 3(3) of ERISA and including any multiemployer plan within the meaning of
Section 3(37)(A) of ERISA) which has been established or maintained, or to which contributions are or have been made, by Lessee or an ERISA Affiliate.

         "Potential Default" means an event which but for the giving of notice or the lapse of time or both would constitute an Event of Default.

         "Premium" means, with respect to any Equipment Note to be redeemed in whole or in part on a particular Redemption Date, the amount, if any, by which the sum of the principal amount or portion thereof being redeemed plus the accrued but unpaid interest thereon to such Redemption Date shall be exceeded by the sum of the present values of all remaining scheduled payments of such principal amount or portion thereof and interest thereon (excluding interest accrued from the immediately preceding Interest Payment Date to such Redemption
Date) to the stated maturity of such Equipment Note computed on a semiannual basis by discounting such payments in accordance with generally accepted financial practices assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to Treasury Rate, all as determined by the Independent Investment Banker.

         "Premium Termination Date" means April 8, 2008.

         "Prime Rate" shall mean the rate of interest publicly announced from time to time by Morgan Guaranty Trust of New York as its "prime rate".

         "Proposed Equipment Cost" means $41,800,500, being the aggregate of the Cost of the 852 Items of Equipment proposed to be leased by Lessee pursuant to the Lease as provided for in the Participation Agreement.

         "Prospectus" means the final Prospectus, dated December 15, 1994, pursuant to which the Pass Through Certificates were offered to the public, together with all documents incorporated by reference therein.

         "Railcar" means each railcar built or rebuilt by Lessee and described on Schedule A to the Railcar Purchase Agreement.

         "Railcar Purchase Agreement" means the Railcar Purchase Agreement, dated as of December 22, 1994, between Lessee and the Owner Trustee relating to the Railcars.

         "Record Date" for the interest payable on any Interest Payment Date, means (a) in the case of an Interest Payment Date which is January 2, the preceding December 15, (b) in the case of an Interest Payment Date which is July 2, the preceding June 15 and (c) in the case of the Special Distribution Date, the 15th day (whether or not a Business Day) preceding such Special Distribution Date.

         "Redelivery Location" has the meaning set forth in Section 5(b) of the Lease.

         "Redemption Date" means (a) in the case of a redemption of Equipment Notes pursuant to Section 4.02(A) of the Indenture upon an Event of Loss, the Loss Payment Date; (b) in the case of a redemption of Equipment Notes pursuant to Section 4.02(B) of the Indenture upon termination of the Lease with respect to any Item of Equipment pursuant to Section 9(a) thereof, the Termination Date; (c) in the case of a redemption of Equipment Notes pursuant to Section 4.02(C) of the Indenture, any Rent Payment Date which Lessee shall specify by not less than 30 days' prior written notice to the Indenture Trustee and the Owner Participant; (d) in the case of a redemption of Equipment Notes pursuant to Section 4.02(D) of the Indenture, the 30th day after the Indenture Trustee shall have received from or on behalf of the Owner Trustee a notice of redemption pursuant to Section 5.04(b) of the Indenture; (e) in the case of a redemption of Equipment Notes pursuant to Section 4.02(E) of the Indenture upon purchase of an Item of Equipment pursuant to the first sentence of Section 20 of the Lease, the Rent Payment Date on which such purchase occurs; and (f) in the case of a redemption of Equipment Notes pursuant to Section 4.02(F) of the Indenture, the Rent Payment Date specified in the notice to redeem given by Lessee under Section 8(a) of the Lease.

         "Refinancing Date" has the meaning set forth in Section 19 of the Participation Agreement.

         "Register" has the meaning set forth in Section 2.11 of the Indenture.

"Registrar" has the meaning set forth in Section 2.11 of the Indenture.

         "Reimbursement Amount" has the meaning set forth in Section 26 of the Lease.

         "Remaining Weighted Average Life" means with respect to the redemption of any Equipment Note, the number of days equal to the quotient obtained by dividing (A) the sum of the products obtained by multiplying (i) the amount of each then remaining required principal payment, including payment at final maturity, in respect thereof by (ii) the number of days from and including the applicable Redemption Date to but excluding the scheduled payment date of such principal payment by (B) the unpaid principal amount of such Equipment Note.

         "Renewal Term", with respect to any Item of Equipment, means any period for which the Lease of such Item of Equipment is extended pursuant to
Section 19 of the Lease.

         "Rent" means Interim Rent, Basic Rent and Supplemental Rent.

         "Rent Payment Date" means each January 2 and July 2 during the Term, commencing on the Basic Lease Commencement Date.

         "Responsible Officer" means (a) with respect to the Owner Trustee, any officer in the Corporate Trust Administration Department of the Owner Trustee,
(b) with respect to the Indenture Trustee, any officer in the Corporate Trust Administration Department of the Indenture Trustee, and (c) with respect to Lessee, the Chief Financial Officer or Treasurer of Lessee or any other delegate of the Chairman and Chief Executive Officer of Lessee working under the direct supervision of such Chief Financial Officer or Treasurer whose responsibilities include the administration of the transactions and agreements contemplated by the Participation Agreement.

         "Return Date" has the meaning set forth in Section 5(b) of the Lease.

         "Return Notice" has the meaning set forth in Section 5(b) of the Lease.

         "SEC" means the Securities and Exchange Commission.

         "Special Distribution Date" means, with respect to any redemption pursuant to Section 4.02(D) of the Indenture, the Redemption Date for such redemption.

         "Stipulated Loss Value", with respect to any Item of Equipment, means the amount determined by multiplying the Cost of such Item of Equipment by the percentage set forth in Exhibit D to the Lease opposite the Loss Payment Date on which Stipulated Loss Value for such Item of Equipment is to be paid; provided, however, that during any Renewal Term applicable to such Item of Equipment, "Stipulated Loss Value" shall be determined as provided in Section 19 of the Lease. Anything contained in the Lease, the Participation Agreement or the Tax Indemnity Agreement to the contrary notwithstanding, Stipulated Loss Value for any Item of Equipment (both before and after any adjustment pursuant to Section 3(e) of the Lease) will, under any circumstances and in any event, be an amount which, together with all other amounts required to be paid by Lessee under the Lease on the relevant Loss Payment Date, will be at least sufficient to pay in full the aggregate redemption price payable with respect to such Item of Equipment pursuant to Section 4.02(A) of the Indenture.

         "Supplemental Rent" means all amounts, liabilities and obligations (other than Interim Rent and Basic Rent) which Lessee assumes or agrees to pay under the Lease, the Participation Agreement or any other Operative Document (other than the Tax Indemnity Agreement) to Lessor, the Owner Participant or others, including, without limitation, payments of Stipulated Loss Value, Termination Value and amounts calculated with reference thereto, indemnity payments pursuant to Sections 15 and 16 of the Participation Agreement, Premium, if any, and amounts payable pursuant to Sections 24 and 26 of the Lease. Supplemental Rent includes, but is not limited to, taxes or charges to be collected from Lessee under the fifth paragraph of Section 2.05 of the Indenture.

         "Tangible Net Worth" shall mean stockholders' equity of any corporation, determined in accordance with generally accepted accounting principles as in effect from time to time, less the aggregate net amount of the following items to the extent, if any, that they were included in assets or deducted from liabilities in computing stockholders' equity: all goodwill, licenses, patents, copyrights, trade names, trade marks and other assets which in accordance with generally accepted accounting principles are deemed intangible.

         "Tax Indemnity Agreement" means the Tax Indemnity Agreement, dated as of December 22, 1994, between Lessee and the Owner Participant, as the same may be amended, supplemented or otherwise modified from time to time.

         "Tax Law Changes" means one or more amendments, modifications, additions or changes in or to the provisions of (a) the Code (including for this purpose any noncodified provisions of legislation affecting the Code such as transition rules or effective date provisions), (b) federal tax regulations (including temporary and proposed regulations), (c) Internal Revenue Service revenue rulings or procedures, (d) published Internal Revenue Service or United States Treasury Department administrative interpretations or informational releases, (e) applicable judicial precedents or (f) executive orders of the President of the United States, as in effect on the date hereof (including, without limitation, any investment tax credit and/or change in corporate tax rates), which amendments, modifications, additions or changes shall become effective with respect to the Equipment on or before the Funding Date.

         "Taxes" means any and all license, registration and documentation fees and all taxes, assessments, levies, imposts, duties, charges, fees or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or other additions thereto, imposed by any Federal, state or local government, political subdivision, or taxing authority in the United States, by any government or taxing authority of or in a foreign country or of or in a territory or possession of the United States, or by any international authority.

         "Temporary Certificates" means Equipment Notes issued to Holders pursuant to Section 2.03 of the Indenture.

         "Term", with respect to any Item of Equipment, means the period comprised by (a) the Interim Lease Term, (b) the Basic Lease Term and (c) if applicable, any Renewal Term for such Item of Equipment.

         "Termination Date" has the meaning set forth in Section 9(a) of the Lease.

         "Termination Value", with respect to any Item of Equipment, means the amount determined by multiplying the Cost of such Item of Equipment by the percentage set forth in Exhibit D to the Lease opposite the Rent Payment Date on which Termination Value is to be paid. Anything contained in the Lease, the Participation Agreement or the Tax Indemnity Agreement to the contrary notwithstanding, Termination Value for any Item of Equipment (both before and after any adjustment pursuant to Section 3(e) of the Lease) will, under any circumstances and in any event, be an amount which, together with all other amounts required to be paid by Lessee under the Lease on such Rent Payment Date, will be at least sufficient to pay in full the aggregate redemption price payable with respect to such Item of Equipment pursuant to Section 4.02(C) of the Indenture.

         "Title Documents", with respect to any Item of Equipment, means the Bill of Sale covering such Item of Equipment and, in the case of Title Documents furnished by Lessee, an opinion of counsel of Lessee in the customary form.

         "Trainsets" means a specific group of Items of Equipment designated to operate in conjunction with one another.

         "Transaction Costs" means the following out-of-pocket costs, fees and expenses incurred by the Owner Participant, the Owner Trustee, the Pass Through Trustee and the Indenture Trustee in connection with the negotiation, preparation, execution, delivery, filing and recording of the Operative Documents and the transactions contemplated thereby, including but not limited to:

                 (i)      the reasonable fees, expenses and disbursements of
         (A) Davis Polk & Wardwell, special counsel for the Owner Participant,
         (B) Potter Anderson & Corroon, special counsel for the Indenture Trustee and the Pass Through Trustee, (C) Prokop & Prokop, special counsel for the Owner Trustee, (D) McCarthy Tetrault, special Canadian counsel, and (E) Shearman & Sterling, special counsel for the Underwriter;

                 (ii) the cost of filing and recording documents with the ICC and the Registrar General of Canada;

                 (iii) the initial fees and expenses of the Indenture Trustee and the Pass Through Trustee, but not the continuing fees and expenses thereof;

                 (iv) the initial fees and expenses of the Owner Trustee, but not the continuing fees and expenses thereof;

                 (v) the cost of the appraisal of the Items of Equipment performed by R.L. Banks & Associates;

                 (vi)     the fees, commission or discounts of the Underwriter;

                 (vii) other expenses of the underwriting of the Certificates to the extent not paid by the Underwriter; and

                 (viii)   the fees and out-of-pocket expenses of Babcock.

         "Transferee" has the meaning set forth in Section 14(a) of the Participation Agreement.

         "Transferee Guaranty" means any guaranty executed by an Affiliate of a Transferee in accordance with Section 14 of the Participation Agreement.

         "Treasury Rate", with respect to any Equipment Note to be redeemed pursuant to Section 4.02 of the Indenture on a particular Redemption Date, means a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the yield to maturity of United States Treasury securities maturing on the Average Life Date of such Equipment Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), as published in H.15(519)). H.15 (519) means "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the third Business Day prior to the applicable Redemption Date.

         "Trust" means the trust created pursuant to the Pass Through Trust Supplement.

         "Trust Agreement" means the Trust Agreement, dated as of December 22, 1994, between the Owner Participant and the Owner Trustee in its individual capacity, as such Trust Agreement may from time to time be supplemented, amended or otherwise modified in accordance with the terms thereof and of the Indenture.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

         "Trustee's Lien" means any Lien arising as a result of (i) claims against or affecting the Indenture Trustee (in its individual capacity or as Indenture Trustee) not related to the transactions contemplated by the Indenture, the Lease or the Participation Agreement, or (ii) acts or omissions of the Indenture Trustee (in its individual or trust capacity) not related to the transactions contemplated by the Indenture, the Lease or the Participation Agreement or not permitted under the Lease, the Participation Agreement or the Indenture.

         "Underwriter" means Morgan Stanley & Co. Incorporated.

         "Underwriting Agreement" means the Underwriting Agreement, dated December 15, 1994, between Morgan Stanley & Co. Incorporated and Consolidated Rail Corporation.

         "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of New York.